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                        Consent of Independent Auditors





The Board of Directors
Financial Guaranty Insurance Company:

We consent to the use of our report dated January 17, 1997 on the financial statements of Financial Guaranty Insurance Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of EquiVantage Acceptance Corp. ("the Registrant") dated September 18, 1997 which is incorporated by reference in the Form 8-K of the Registrant dated December 10, 1997, and to the reference to our firm under the heading "Experts" in the prospectus supplement.

                                  /s/ KPMG Peat Marwick LLP

New York, New York
December 10, 1997